Tasty Fries, Inc.
EXHIBIT 23.2

To the Stockholders and Board of Directors of Tasty Fries, Inc.

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 20, 2004, which is included in the annual report on Form 10-KSB of Tasty Fries, Inc. for the year ended January 31, 2004.

Baratz & Associates, P.A.
Marlton, New Jersey
June 30, 2004